Exhibit 99.1

INDEPENDENCE HOLDING COMPANY	CONTACT:	DAVID T. KETTIG
96 CUMMINGS POINT ROAD	(212) 355-4141 Ext. 3047
STAMFORD, CONNECTICUT 06902	www.Independenceholding.com

NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2006 THIRD QUARTER AND NINE MONTHS RESULTS

Stamford, Connecticut, November 9, 2006. Independence Holding Company (NYSE: IHC) today reported 2006 third quarter and nine months results.

Financial Results

Revenues increased 19% to $93,094,000 for the three months ended September 30, 2006 compared to three months ended September 30, 2005 revenues of $78,435,000. Net income decreased to $4,069,000, including net realized investment gains of $253,000, or $.27 per share, diluted, for the three months ended September 30, 2006 compared to $4,788,000, including net realized investment gains of $994,000, or $.34 per share, diluted, for the three months ended September 30, 2005.

Revenues increased 27% to $271,403,000 for the nine months ended September 30, 2006 compared to nine months ended September 30, 2005 revenues of $213,090,000. Net income decreased to $10,464,000, including net realized investment gains of $720,000, or $.69 per share, diluted, for the nine months ended September 30, 2006 compared to $16,406,000, including net realized investment gains of $2,078,000, or $1.15 per share, diluted, for the nine months ended September 30, 2005. The 2005 first nine months income before taxes was positively impacted by $3,500,000 recorded in other income relating to a commutation agreement and loss cover (these agreements apply only to the 2003 and 2004 treaty years; no similar agreements have been, or are contemplated to be, entered into since that time).

Chief Executive Officer’s Comments

Roy Thung, Chief Executive Officer, commented, "We are encouraged by another significant increase in revenues for the quarter and the nine months ended September 30, 2006. Our net income for the third quarter and the nine months ended September 30, 2006 was negatively impacted by further development on our medical stop-loss business incepting in 2005 and in 2004, which caused reduced underwriting profitability. Based upon our best estimate, the experience on business incepting in 2005 is continuing to perform better than business written in 2004, and business written in 2006 continues to track better, at the same point in time, than business written in the prior two years. As described in a recent A.M. Best Special Report, the medical stop loss industry as a whole reported increased loss ratios in 2004 and 2005, but it also stated that there are indications that the market should show signs of hardening by sometime in 2007. During 2006, IHC and its affiliate, American Independence Corp.

(NASDAQ: AMIC), have reported several new fully-insured initiatives with regard to major medical plans for small groups, self-employed, individuals and families, as well as vision and limited medical plans. In most cases, IHC will first begin benefiting from these new relationships in 2007. As a result of the significant increase in premiums and anticipated incremental income from these initiatives and improved loss ratio on our medical stop-loss business, we anticipate that our earnings will improve in 2007.”

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc.), its affiliate (American Independence Corp. (NASDAQ: AMIC)), and its managing general underwriters, third party administrators, and marketing affiliates. Standard Security Life markets medical stop-loss, employer-sponsored group major medical, short-term medical, group long and short-term disability and life, dental, vision and managed health care products. Madison Life sells group life and disability, employer medical stop-loss, employer-sponsored group major medical, short-term medical, dental, vision, credit life and disability and individual life insurance. AMIC is a holding company principally engaged in the insurance and reinsurance business through Independence American Insurance Company and its managing general underwriter division.

Certain statements in this news release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.

INDEPENDENCE HOLDING COMPANY

THIRD QUARTER REPORT

SEPTEMBER 30, 2006

(In Thousands, Except Per Share Data)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues
Premiums earned	$71,551	$62,691	$209,129	$167,900
Net investment income	11,855	10,928	35,188	29,464
Fee income	8,791	2,933	23,904	7,262
Net realized investment gains and losses	253	994	720	2,078
Equity income from AMIC	47	478	406	1,464
Other income	597	411	2,056	4,922
	93,094	78,435	271,403	213,090

Expenses
Insurance benefits, claims and reserves	52,366	45,995	155,167	118,443
Selling, general and administrative expenses	31,716	21,982	90,530	59,518
Amortization of deferred acquisition costs	2,352	2,442	7,541	7,766
Interest expense on debt	990	883	2,821	2,593

	87,424	71,302	256,059	188,320

Income before income taxes	5,670	7,133	15,344	24,770
Income tax expense	1,601	2,345	4, 880	8,364

Net Income	$4,069	$4,788	$10,464	$16,406

Basic income per common share	$.27	$.34	$.71	$1.17

Weighted average basic common shares	15,028	14,019	14,797	13,981

Diluted income per common share	$.27	$.34	$.69	$1.15

Weighted average diluted common shares	15,235	14,286	15,117	14,255

As of November 8, 2006, there were 15,048,567 shares outstanding, net of treasury shares.